Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
Cheviot Financial Corp.
Cincinnati, Ohio

We consent to incorporation by reference in Registration Statement No. 333-113919 and 333-125620 on Form S-8 of Cheviot Financial Corp. of our Report of Independent Registered Public Accounting Firm, dated March 17, 2010, on the consolidated balance sheets of Cheviot Financial Corp. as of December 31, 2009 and 2008, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2009, 2008 and 2007, which reports appear in the 2009 annual report on Form 10-K of Cheviot Financial Corp.

/s/ Clark, Schaefer, Hackett & Co.
Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
March 17, 2010

105 east fourth street, ste. 1500
cincinnati, oh 45202

www.cshco.com
p. 513.241.3111
f. 513.241.1212

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